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FOR IMMEDIATE RELEASE

PacifiCare Appoints Aida Alvarez and Linda Rosenstock
to its Board of Directors

     CYPRESS, Calif., Nov. 7, 2003 – PacifiCare Health Systems, Inc. (NYSE: PHS), has appointed Aida Alvarez and Linda Rosenstock to its board of directors.

     Alvarez was administrator of the U.S. Small Business Administration (SBA) from 1997 to 2001, and Rosenstock has been serving as dean of the UCLA School of Public Health since 2000.

     PacifiCare’s board now consists of 12 members, with David A. Reed serving as chairman.

     “We believe Aida’s and Linda’s extensive health care, public policy and financial experience will be tremendous assets to PacifiCare as we continue our transition into a consumer health organization,” said Reed.

     Alvarez was the first Hispanic woman, and the first person of Puerto Rican heritage, to serve as a member of the President’s Cabinet. Under her direction, the SBA produced a record $61.5 billion in loans and venture capital for small businesses, tripled SBA loans to women-owned businesses and more than doubled SBA loans to minorities. During her tenure, the SBA became the No. 1 federal agency in the placement of women and minorities to top senior career positions.

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     Prior to serving in the Cabinet, Alvarez created and directed the first independent federal regulatory agency to oversee the $4 trillion secondary-mortgage market (Fannie Mae and Freddie Mac). Her 30-plus year career includes stints in education, journalism, health care and public finance.

     Alvarez graduated cum laude from Harvard College in 1971. She holds honorary Doctor of Law degrees from Iona College, Bethany College in Kansas and the Inter-American University in Puerto Rico. She currently serves on the Harvard Board of Overseers and on the boards of the National Trust for Historic Preservation and the Corporation for Supportive Housing.

     Prior to her position as dean of the UCLA School of Public Health, Rosenstock served as director of the National Institute for Occupational Safety and Health (NIOSH) from 1994 through 2000. During her tenure, she expanded NIOSH’s responsibilities and budget – doubling the institute’s annual appropriations – and was widely acclaimed for creating NORA, the National Occupational Research Agenda. NORA is still regarded as a model of public-private priority setting.

     Previously, Rosenstock conducted her advanced medical training at the University of Washington where she held appointments as professor of medicine in the School of Medicine and professor of Environmental Health in the School of Public Health and Community Medicine. There, she founded and led the Occupational and Environmental Medicine Clinic and Program

     At the University of Washington, Rosenstock was active in clinical practice of both general internal medicine and occupational and environmental medicine. She conducted

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research and published extensively in many areas of medicine and public health, including three books. She received her MD and MPH from Johns Hopkins University in 1977. She is an elected member of the National Academies’ Institute of Medicine and most recently led the institute’s report, “Who Will Keep the Public Healthy?”

     PacifiCare Health Systems is one of the nation’s largest consumer health organizations with more than 3 million health plan members and approximately 9 million specialty plan members nationwide. PacifiCare offers individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products. Currently, more than 99 percent of PacifiCare’s commercial health plan members are enrolled in plans that have received Excellent Accreditation by the National Committee for Quality Assurance (NCQA). PacifiCare’s specialty operations include behavioral health, dental and vision, and complete pharmacy and medical management through its wholly owned subsidiary, Prescription Solutions. More information on PacifiCare Health Systems is available at www.pacificare.com.

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